PROMISSORY NOTE

$200,000.00	February 22th, 2022

FOR VALUE RECEIVED, HEALTHY EXTRACTS INC., a Nevada corporation (hereinafter called the “Borrower” or the “Company”) (Trading Symbol: HYEX), hereby promises to pay to the order of Bruce Kaiman, or registered assigns (the “Holder”), in the form of lawful money of the United States of America, the principal sum of $200,000.00, which amount is the $180,000.00 actual amount of the purchase price (the “Consideration”) hereof plus an original issue discount in the amount of $20,000.00 (the “OID”)(the “Principal Amount”) and to pay interest on the unpaid Principal Amount hereof at the rate of ten percent (10%) (the “Interest Rate”) per annum. Payments under this Promissory Note (this “Note”) shall be paid in US Dollars to Lender Bruce Kaiman, 1993 Long Pointe Dr Bloomfield Hills, MI 48302, or at such place as Lender may from time to time designate in writing.

1.	Payments. Borrower shall make payments as follows:

(i)       an initial payment of $17,804.26 due on April 22th, 2022;

(ii)       ten (10) monthly payments of $17,804.26 due on the 22nd day of each following month, beginning on May 22th, 2022 through Feb 15th, 2023; and

(iii)       a final payment due on March 22th, 2023 in the amount of $17,804.26.

(iv)       Prepayments. Borrower may pay the outstanding principal balance or a portion thereof without penalty upon any Monthly Payment.

b.         Application of Payments Towards Obligations. Payments received shall be first applied to accrued but unpaid interest.

c.         Late Payments. If payments are received after the Payment Date, there shall be a late fee of the greater of $500 or 1% of the amount of the late payment, plus accrued and unpaid interest.

2.       Event of Default; Accelerated Maturity Date. Upon written notice to Borrower following an Event of Default, Lender may accelerate the Maturity Date to the date of the original written notice of such default or breach or such later date specified by Lender. For purposes of this Note, an “Event of Default” shall have occurred if Borrower is in default on account of the late payment of any payment due hereunder, or has breached any other term of this Note, and such default or breach has not been cured within ten (10) days written notice of such default or breach; (b) Borrower commences a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or make a general assignment for the benefit of creditors or generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing; (c) an involuntary proceeding is commenced against Borrower seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 30 consecutive days; or (d) any dissolution, liquidation or winding up of Borrower or any substantial portion of its business.

3.       Default Interest. During the period that any Event of Default exists, including without limitation the nonpayment of any monthly or final amount due, the interest rate hereon shall increase to sixteen percent (16%) per annum (the “Default Rate”) and shall apply to all unpaid principle interest and fees compounded quarterly (on each Interest Payment Date) as if they were additional principal.

4.       Waivers. Borrower and all others who may become liable for the payment of all or any part of the obligations under this Note do hereby severally waive presentment for payment, protest and demand, notice of protest, demand and dishonor, and nonpayment of this Note and expressly agree that the maturity of this Note or any payment hereunder may be extended from time to time, at the option of the holder hereof, without in any way affecting the liability of each. Any such extension may be made without notice to any of the parties and without discharging their liability.

5.       Collection and Enforcement Costs. Borrower agrees to pay all costs incurred in collection and/or enforcement of this Note or any part thereof or otherwise in connection herewith, including, but not limited to, reasonable attorneys’ fees, and, in the event of court action, all costs and such additional sums and attorneys’ fees as the court may adjudge reasonable.

6.       Severability. If any term, provision, covenant or condition of this Note, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void, or unenforceable, all provisions, covenants and conditions of this Note and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

7.       Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of Lender and Lender’s successor and assigns. This Note may be assigned by Lender upon written notice to (and without the consent of) Borrower, provided that each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended).

8.       Governing Law; Jurisdiction. The laws of the State of Nevada shall govern the va- lidity, construction, performance and effect of this Note. Except as otherwise required by applicable law, Borrower and Lender each hereby irrevocably: (a) submits in any legal proceeding relating to this Note to the exclusive jurisdiction of any state or United States court of competent jurisdiction sitting in the State of Nevada and agrees to suit being brought in such courts, as Lender may elect; and (b) waives any objection it may now or hereafter have to the venue of such proceeding in any such court or that such proceeding was brought in an inconvenient forum.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered on the date first above written.

Healthy Extracts Inc.

By:	/s/ Kevin Pitts
Name: Kevin Pitts
Title: Chief Executive Officer